As filed with the Securities and Exchange Commission on May 2, 2022

Registration No. 333-261704

Registration No. 333-234424

Registration No. 333-235835

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-261704

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-234424

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-235835

UNDER

THE SECURITIES ACT OF 1933

US ECOLOGY , INC.

(Exact name of registrant as specified in its charter)

Delaware	101 S. Capitol Blvd., Suite 1000 Boise, Idaho 83702	84-2421185
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

AMENDED AND RESTATED US ECOLOGY, INC. OMNIBUS INCENTIVE PLAN

AMENDED AND RESTATED US ECOLOGY, INC. 2008 STOCK OPTION INCENTIVE PLAN

AMENDED AND RESTATED US ECOLOGY, INC. 2018 EQUITY AND INCENTIVE COMPENSATION PLAN

US ECOLOGY, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN

(Full title of the plans)

Jeffrey R. Feeler

President and Chief Executive Officer

US Ecology, Inc.

101 S. Capitol Blvd., Suite 1000

Boise, Idaho 83702

(Name and address of agent for service)

(208) 331-8400

(Telephone number, including area code, of agent for service)

Copies to:

Stephen M. Leitzell, Esq.

Michael Darby, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

(215) 994-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of US Ecology, Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

•

Registration No. 333-261704, registering 1,772,000 shares of the Company’s common stock, par value $0.01 (the “Company Common Stock”), under the Amended and Restated US Ecology, Inc. Omnibus Incentive Plan, filed with the U.S. Securities and Exchange Commission on December 16, 2021;

•

Registration No. 333-234424, registering 1,073,533 shares of the Company’s Common Stock, 186,280 shares of stock options and 240,187 shares of performance stock units under the Amended and Restated US Ecology, Inc. Omnibus Incentive Plan; 83,511 of stock options shares under the Amended and Restated US Ecology, Inc. 2008 Stock Option Incentive Plan; and 29,4000 stock options and 118,239 restricted stock units under the Amended and Restated US Ecology, Inc. 2018 Equity and Incentive Compensation Plan, filed with the U.S. Securities and Exchange Commission on January 7, 2020; and

•

Registration No. 333-235835 registering $4,000,000 of deferred compensation obligations under the Amended and Restated US Ecology, Inc. Nonqualified Deferred Compensation Plan, filed with the U.S. Securities and Exchange Commission on November 1, 2019.

On May 2, 2022 pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 8, 2022, by and among the Company, Republic Services, Inc. (“Republic Services”) and Bronco Acquisition Corp (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving company (the “Merger”). As a result of the Merger, the Company became a wholly-owned subsidiary of Republic Services.

In connection with the closing of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registrations Statements as of May 2, 2022.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 2nd day of May, 2022.

US ECOLOGY, INC.

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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